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Freeport-McMoRan Announces
Agreement to Acquire Deepwater GOM Interests for $1.4 Billion

PHOENIX, AZ, May 8, 2014 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its oil and gas subsidiary, Freeport-McMoRan Oil & Gas (FM O&G), has entered into a definitive purchase and sale agreement to acquire certain of Apache Corporation’s (Apache) (NYSE, Nasdaq: APA) interests in the Deepwater Gulf of Mexico (GOM), including Apache’s interests in the Lucius and Heidelberg oil production development projects and 11 exploration leases, for $1.4 billion.
The Deepwater GOM acquisition will be funded with proceeds from the previously reported sale of FM O&G’s Eagle Ford Shale assets for $3.1 billion. The estimated combined after-tax net proceeds from these transactions of approximately $1.3 billion will be used to repay outstanding indebtedness following closing of the transactions.

James R. Moffett, Chairman of the Board; Richard C. Adkerson, Vice Chairman, and FCX President and Chief Executive Officer; and James C. Flores, Vice Chairman, and FM O&G President and Chief Executive Officer, said, “Our recently announced agreement to sell our Eagle Ford assets provides proceeds to repay debt and to acquire high-quality assets in our Deepwater GOM focus area.  These transactions are value-accretive and the additional interests will enhance our portfolio of assets which are characterized by strong margins, attractive growth potential and compelling investment returns.  We remain focused on opportunities to advance our debt reduction objectives while strengthening our portfolio of assets with strong margins and impactful long-term growth opportunities.”
The Deepwater GOM assets being acquired, including Apache’s working interests in the Lucius (11.7%) and Heidelberg (12.5%) oil production development projects, have estimated proved, probable and possible reserves of 55 million barrels of oil equivalents (BOE) and several hundred million barrels of oil equivalents resource potential. The Lucius unit includes Keathley Canyon Blocks 874, 875, 918 and 919 and the Heidelberg unit includes Green Canyon Blocks 859, 903, 904 and 948.
Upon closing of this transaction, FM O&G will own a 35% working interest in the Lucius development, which is on track to commence production in the second half of 2014. Heidelberg, which is a large, high-quality oil development project located in 5,000 feet of water in the Green Canyon area, is operated by Anadarko Petroleum and is expected to commence production in mid-2016. The hull fabrication for the 80,000-barrels of oil per day Lucius-look-alike facility is more than 85% complete and the spar is expected to be towed to the GOM later this year. Topsides fabrication is currently more than 25% complete.
The 11 exploration leases to be acquired include Apache’s interests in the Lucius Offset, Capri and Silver Fox/Parmer exploration areas with working interests ranging from 16.67% to 60%.
The transaction has a May 1, 2014 effective date and is subject to preferential rights and other customary closing conditions and purchase price adjustments from the effective date until closing. The transaction is expected to close by the end of the second quarter of 2014.

Freeport-McMoRan                                      1

FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater GOM, onshore and offshore California and in the Eagle Ford and Haynesville shale plays, and an industry-leading position in the emerging Inboard Lower Tertiary/Cretaceous natural gas trend in the shallow water of the GOM and onshore in South Louisiana. Additional information about FCX is available on FCX's website at "www.fcx.com."

Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as expectations relating to completion of the pending transaction. The words “anticipates,” “may,” “can,” “plans,” “believes,” "potential," “estimates,” “expects,” “projects”, "targets," “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include the ability of the parties to satisfy customary closing conditions and consummate the proposed transaction and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after its forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may or may not be able to control. Further, FCX may make changes to its business plans that could or will affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in FCX's assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
The SEC requires companies with significant oil and gas producing activities to disclose, in their filings with the SEC, proved oil and gas reserves that have been demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC also permits the disclosure of probable and possible oil and gas reserves, as such terms are defined by the SEC. FCX uses certain phrases and terms in this press release, such as “resource potential,” which the SEC’s rules prohibit FCX from including in its filings with the SEC. “resource potential” does not take into account the certainty of resource recovery, which is contingent on exploration success, technical improvements in drilling access, commerciality and other factors, and is therefore not indicative of expected future resource recovery and should not be relied upon.

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Freeport-McMoRan                                      2